EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-79703) of UCBH Holdings, Inc. of our report dated June 20, 2007, with respect to the statements of net assets available for benefits (modified cash basis) of the United Commercial Bank Savings Plus Plan as of December 31, 2006 and 2005, the related statement of changes in net assets available for benefits for the year ended December 31, 2006 and the related supplemental Schedule H, line 4i — schedule of assets (held at end of year) as of December 31, 2006, which report appears in the December 31, 2006 annual report on Form 11-K of the United Commercial Bank Savings Plus Plan.

/s/ Mohler, Nixon & Williams
MOHLER, NIXON & WILLIAMS Accountancy Corporation Campbell, CA June 20, 2007